EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

BAM ADMINISTRATIVE SERVICES LLC,
as Agent

THE PURCHASERS
From Time to Time Party Hereto

and

GREENHUNTER RESOURCES, INC.

Up to $16,000,000.00

Dated: April 14, 2015

i

LIST OF EXHIBITS

Form of Note	Exhibit A

Form of Security Agreement	Exhibit B

Form of Pledge Agreement	Exhibit C

Form of Subsidiary Guaranty	Exhibit D

Form of Account Control Agreement	Exhibit E

LIST OF SCHEDULES

Schedule 1	Purchaser Commitments
Schedule 6.2	Subsidiaries
Schedule 6.3	Capitalization
Schedule 6.5	Liabilities
Schedule 6.6	Agreements & Actions
Schedule 6.7	SEC Documents
Schedule 6.8	Reporting Documents
Schedule 6.9	Obligations to Related Parties
Schedule 6.10	Changes
Schedule 6.11	Permitted Encumbrances
Schedule 6.12	Intellectual Property
Schedule 6.14	Litigations
Schedule 6.15	Taxes
Schedule 6.16	Employees
Schedule 6.18	Compliance with Laws
Schedule 6.22	No Material Adverse Effect
Schedule 6.33	Real Property
Schedule 8.9	Use of Funds
Schedule 8.14	Properties
Schedule 8.21	Indebtedness
Schedule 8.27	Material Agreements
Schedule 8.29	Restrictions on Excluded Subsidiaries
Schedule 8.30	Deposit Accounts
Schedule 8.31	Post-Closing Covenant
Schedule 8.32	Excluded Subsidiaries

 EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 14, 2015, among GREENHUNTER RESOURCES, INC., a Delaware corporation (the “Company”), the Purchasers from time to time a party hereto (each a “Purchaser” and collectively the “Purchasers”), and BAM Administrative Services LLC, a Delaware limited liability company, as agent for each Purchaser (the “Agent” and together with the Purchasers, the “Creditor Parties”).

RECITALS

WHEREAS, the Company has authorized the sale to each Purchaser of Secured Term Notes in the principal amount set forth opposite such Purchaser’s name on Schedule 1 hereto;

WHEREAS, each Purchaser desires to purchase the applicable Notes on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the applicable Notes to each Purchaser on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Agreement to Sell and Purchase.

1.1     Initial Offering. Pursuant to the terms and conditions set forth in this Agreement, on the Initial Closing Date (as defined in Section 5.1), the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, the applicable Notes listed on Schedule 1 under the heading “Initial Notes” and set forth opposite such Purchaser’s name, in the original aggregate principal amount of Thirteen Million dollars ($13,000,000) (each as amended, restated, modified and/or supplemented from time to time, an “Initial Note” and collectively the “Initial Notes”; and the result of (i) the principal amount of the Initial Notes purchased by a Purchaser and listed on Schedule 1 under the heading “Initial Notes” set forth opposite such Purchaser’s name, divided by (ii) Thirteen Million dollars ($13,000,000) being referred to as such Purchaser’s “Allocation Percentage”). The sale of the Initial Notes on the Initial Closing Date shall be known as the “Initial Offering.” The Initial Notes will mature on the Maturity Date (as defined in each Initial Note). The Initial Notes shall be substantially in the form attached hereto as Exhibit A and shall include such notations, legends or endorsements set forth therefor or required by law.

1.2     Deferred Draw Note. Pursuant to the terms and conditions set forth in this Agreement, the Company has the right (which right may be exercised one time only) to request each Purchaser to purchase from the Company on such date (the “Deferred Draw Closing Date”) as is mutually agreed to by the Company and the Purchasers but in any event on or prior to October 15, 2015, additional Notes in the principal amount equal to the product of (a) the Deferred Draw Note Aggregate Principal Amount (as defined below), and (b) such Purchaser’s Allocation Percentage (each as amended, restated, modified and/or supplemented from time to time, a “Deferred Draw Note” and collectively the “Deferred Draw Notes”; and together with the Initial Notes, each individually a “Note” and collectively the “Notes”); provided that (i) the proceeds of the Deferred Draw Notes are used for tangible assets relating to infrastructure or equipment for additional salt water disposal capacity, as agreed to by the Agent in its sole discretion, and legal fees and other closing expenses related to the closing of the Deferred Draw Notes, (ii) the aggregate principal amount of the Deferred Draw Notes does not exceed Three Million dollars ($3,000,000), but is greater than or equal to One Million Five Hundred Thousand dollars ($1,500,000), allocated pro rata among the Purchasers in accordance with each Purchaser’s Allocation Percentage, (iii) the Company shall have provided written notice (the “Deferred Draw Notice”) to Purchasers at least 20 days prior to the Deferred Draw Closing Date, which notice shall state the proposed date of such borrowing, the aggregate amount of Deferred Draw Notes being requested (the “Deferred Draw Note Aggregate Principal Amount”) and the proposed use of proceeds thereof, (iv) both before and after the consummation of the purchase of the Deferred Draw Notes and the use of proceeds thereof, no Default or Event of Default (as defined in each Note) shall have occurred and be continuing, (v) all assets purchased with the proceeds from the Deferred Draw Notes will be subject to a perfected first lien in favor of the Creditor Parties, (vi) the Company and the Guarantors (as defined in the Subsidiary Guaranty) are, and immediately following such Deferred Draw Closing Date would be, in compliance with the terms of this Agreement and the Related Agreements (as defined below), (vii) the other conditions to the Purchasers’ obligations to purchase the Initial Notes are satisfied as if applied to the Deferred Draw Notes, and (viii) prior to the Deferred Draw Closing Date, the Company receives written confirmation from the Agent of its election, on behalf of the Purchasers, to purchase the proposed Deferred Draw Notes, which election will be in the sole discretion of the Agent. The Deferred Draw Notes shall be substantially in the form attached hereto as Exhibit A and shall include such notations, legends or endorsements set forth therefor or required by law. The Deferred Draw Notes will have the same Maturity Date and repayment schedule as the Initial Notes. Each Deferred Draw Note shall be dated the date of its issuance. The terms and provisions contained in the Deferred Draw Notes when issued shall constitute, and are hereby expressly made, a part of this Agreement, and to the extent applicable, the Company and the Purchasers, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby. For purposes of this Agreement, “Default” means any of the events specified in Section 1.6 of the Notes which constitutes an Event of Default or which, upon the giving of notice or the lapse of time, or both, pursuant to Section 1.6 of the Notes would, unless cured or waived, become an Event of Default.

1.3     Purchase Price. The purchase price (the “Purchase Price”) for each Note purchased by any Buyer shall equal the original principal amount of such Note (representing an aggregate purchase price of $13,000,000 for the aggregate Initial Notes and an aggregate purchase price of up to $3,000,000 for the Deferred Draw Notes).

2.     Disbursement Letters; Closing Expenses. Prior to each Closing Date (as defined below), the Company shall issue to each Purchaser a disbursement letter (collectively the “Disbursement Letters” and each, a “Disbursement Letter”) setting forth the Purchase Price payable by such Purchaser at such Closing Date and the recipients to receive such proceeds on behalf of the Company. All expenses incurred by Agent and the Purchasers in connection with the review, documentation and closing of transactions contemplated herein and in the Related Agreements (net of deposits previously paid by the Company) shall be paid by the Company on the applicable Closing Date, as shall be set forth in the Disbursement Letters. The Disbursement Letters shall be subject to the Agent’s review and approval.

3.     Commitment Fee. On the first business day of each calendar month, commencing with the first calendar month following the Initial Closing Date, until (and including) the earlier of the Deferred Draw Closing Date and the first day of the seventh (7th) calendar month following the Initial Closing Date, the Borrower will pay to each Purchaser a commitment fee equal to the product of (i) $7,500, multiplied by (ii) such Purchaser’s Allocation Percentage, in each case in immediately available funds (with such aggregate $7,500 commitment fee representing 3.00% annualized on the undrawn $3,000,000 Deferred Draw Notes commitment).

4.     Royalties.

4.1     Payment of Royalties. On the tenth (10th) day of each calendar month beginning with and including the first calendar month following the Initial Closing Date and ending on and including the 12th calendar month following the date on which the Notes have been paid in full (the “Notes Payment Date”), the Company shall pay to each Purchaser an amount equal to the product of (i) the Delivered Barrels (as defined below) for the immediately preceding calendar month, (ii) $0.10, and (iii) such Purchaser’s Allocation Percentage (collectively, the “Royalty Obligation”). At any time following the Notes Payment Date, the Company may elect to satisfy the remainder of the Royalty Obligation, upon at least fifteen (15) days prior written notice to each Purchaser (a “Royalty Prepayment Notice”), by paying to each Purchaser an amount equal to the product of (v) a fraction, the numerator of which is twelve (12) less the number of months for which the Company has paid Royalty Obligations since the Notes Payment Date and the denominator of which is twelve (12), (w) four, (x) the aggregate number of Delivered Barrels for the three (3) full calendar months immediately preceding such Purchaser’s receipt of the Royalty Prepayment Notice, (y) $0.10, and (z) such Purchaser’s Allocation Percentage (collectively, the “Royalty Prepayment Amount”). The Royalty Prepayment Notice must set forth (I) the date on which the Company will pay the Royalty Prepayment Amount, which date must be at least fifteen (15) days but not more than twenty (20) days after the date on which the Company delivers such Royalty Prepayment Notice to each Purchaser, and (II) a detailed calculation of the Royalty Prepayment Amount. By way of example, if the Company delivered a Royalty Prepayment Notice immediately following the Notes Payment Date and the prior three (3) month Delivered Barrels equaled 2.25 million barrels, the aggregate Royalty Prepayment Amount would equal $900,000 (2.25 million barrels x 4 = 9 million barrels, and 9 million x $0.10 = $900,000). “Delivered Barrels” means with respect to any calendar month, the sum of (a) the total number of barrels of water delivered or hauled to the Company’s and its Subsidiaries’ (as defined below) disposal or collection facilities during such month, without duplication, whether delivered or hauled by truck, pipeline, barge or otherwise, plus (b) the number of barrels of water which were subject to a “take or pay” contract or similar agreement but which were not actually delivered to the Company or its Subsidiaries and for which shortfall the Company or its Subsidiaries were contractually entitled to compensation on a per barrel basis or otherwise. For purposes hereof a barrel shall equal forty-two (42) gallons.

4.2     Obligations of the Company. To the extent the Company or any of its Subsidiaries uses its own or leased or contracted trucks to haul water for disposal, it will deliver all such water to the Company’s or its Subsidiaries’ disposal or collection facilities unless there is not any capacity at such facilities.

4.3     Reporting Obligations of the Company. The Company shall keep full, true, and correct records of the barrels delivered to the Company’s and its Subsidiaries’ disposal and collection facilities each calendar month, as contemplated by this Section 4, and the corresponding Royalty Obligation related thereto (including reasonably detailed calculations thereof). Such records may be inspected by any Creditor Party or its authorized representatives and copies made thereof at all reasonable times. Each Creditor Party shall also have, upon its request, the right to access and review all reports, data and information relating to the delivery and hauling of barrels to the Company’s and its Subsidiaries’ disposal and collection facilities. On or before the date on which any Royalty Obligation is due and payable pursuant to Section 4.1, the Company shall deliver to each Creditor Party a statement setting forth (i) the Delivered Barrels for the most recently completed calendar month, (ii) the corresponding Royalty Obligation related thereto (including reasonably detailed calculations thereof), and (iii) such other data or other information as any Creditor Party may reasonably request, in such form as such Creditor Party may reasonably request.

5.     Closing; Delivery.

5.1     Closing. Subject to the terms and conditions herein, the closing of the Initial Offering shall take place on the Initial Closing Date, and the closing of the issuance of the Deferred Draw Notes shall take place on the Deferred Draw Closing Date, in each case, at such time or place as the Company and the Agent may mutually agree (such dates are hereinafter referred to as the “Initial Closing Date” and “Deferred Draw Closing Date,” as applicable, and each a “Closing Date”).

5.2     Delivery. At the closing of the Initial Offering on the Initial Closing Date and the closing of the issuance of the Deferred Draw Notes on the Deferred Draw Closing Date, as applicable, the Company will deliver to each Purchaser, among other things, the applicable Initial Note or Deferred Draw Note purchased by such Purchaser, and such Purchaser will deliver to the Company the amount set forth opposite its name in the Disbursement Letter for such Purchaser by wire transfer of immediately available funds to an account designated by the Company in the Disbursement Letters. The Company hereby acknowledges and agrees that each Purchaser’s obligation to purchase the applicable Initial Note or Deferred Draw Note from the Company on the Initial Closing Date or Deferred Draw Closing Date, as applicable, shall be contingent upon the satisfaction (or waiver by the Agent) as determined by the Agent in its good faith discretion, of the conditions precedent set forth herein.

6.     Representations and Warranties of the Company. The Company hereby represents and warrants to each Creditor Party as follows:

6.1     Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each of its Subsidiaries has the corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and deliver (i) this Agreement, (ii) the Notes to be issued in connection with this Agreement, (iii) the Security Agreement to be dated as of the Initial Closing Date among the Company, all of the Subsidiaries (other than the Excluded Subsidiaries (as defined below)) and the Agent, in the form attached hereto as Exhibit B with any changes thereto as are approved by the Company and the Agent (as amended, restated, modified and/or supplemented from time to time, the “Security Agreement”), (iv) the Pledge Agreement to be dated as of the Initial Closing Date among the Company, certain Subsidiaries and the Agent, in the form attached hereto as Exhibit C with any changes thereto as are approved by the Company and the Agent (as amended, restated, modified and/or supplemented from time to time, the “Pledge Agreement”), (v) the Guaranty Agreement dated as of the Initial Closing Date among all of the Subsidiaries (other than the Excluded Subsidiaries) in favor of the Agent, in the form attached hereto as Exhibit D with any changes thereto as are approved by the Company and the Agent (as amended, restated, modified and/or supplemented from time to time, the “Subsidiary Guaranty”), (vi) Account Control Agreements, in each case, dated as of the Initial Closing Date, among the Company and its Subsidiaries, the Agent and the applicable financial institution in the form attached hereto as Exhibit E with any changes thereto as are approved by the Company and the Agent (as amended, restated, modified and/or supplemented from time to time, each, an “Account Control Agreement” and together, the “Account Control Agreements”), (vii) leasehold mortgages, in each case, dated on or after the Initial Closing Date, by the Company and certain of its Subsidiaries, as applicable (as amended, restated, modified and/or supplemented from time to time, each, a “Leasehold Mortgage” and together, the “Leasehold Mortgages”), and (viii) all other documents, instruments, guarantees and agreements entered into in connection with the transactions contemplated hereby and thereby (the preceding clauses (ii) through (viii), collectively, the “Related Agreements”); (2) issue and sell the Notes; and (3) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. Each of the Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and Subsidiaries, taken as a whole, or the Company and the Guarantors, taken individually and as a whole, (b) the legality, invalidity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral (as defined in the Security Agreement) or (c) the ability of the Company and the Guarantors, taken as a whole, to perform their obligations under this Agreement or the Related Agreements (a “Material Adverse Effect”).

6.2     Subsidiaries. Schedule 6.2 sets forth the exact name, organization identification number and jurisdiction of organization of each Subsidiary of the Company. For the purpose of this Agreement, a “Subsidiary” of any Person means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such Person, are owned, directly or indirectly, by such Person or (ii) a corporation or other entity in which such Person owns, directly or indirectly, more than 50% of the equity interests at such time; “Person” shall mean any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or governmental authority; the “Excluded Subsidiaries” means those Subsidiaries of the Company designated as such on Schedule 6.2; and the “Guarantor” means any Subsidiary of the Company that is not an Excluded Subsidiary. Except as set forth on Schedule 6.2, the Company holds all right, title and interest in and to 100% of the capital stock, equity, membership interests or similar interests of each of the Subsidiaries, in each case, free and clear of any Liens (as defined below), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of free and clear ownership by a current holder. All of the assets and liabilities of each of the Excluded Subsidiaries are set forth on Schedule 6.2. Except as set forth on Schedule 6.2, no Excluded Subsidiary has any employees or is engaged in any business operations or other activities, has (or is authorized to maintain) any bank account, brokerage account or other similar account, possesses any cash or has any other means to acquire cash or to use or spend cash or credit. Neither the Company nor any of the Guarantors has, or will at any time have, any direct or indirect liability, contingent or otherwise, with respect to any liability or other obligation of any of the Excluded Subsidiaries. Other than with respect to the Subsidiaries of the Company listed on Schedule 6.2, neither the Company nor any of the Subsidiaries directly or indirectly owns any security, equity or beneficial ownership interest in any other Person (including through joint venture or partnership agreements) or has any other interest in any other Person.

6.3     Capitalization; Voting Rights.

(a)     The authorized equity of the Company, as of the date hereof, is set forth on Schedule 6.3.

(b)     Except as disclosed on Schedule 6.3, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company or any Subsidiary of any of its or their respective equity. Except as disclosed on Schedule 6.3, neither the offer, issuance or sale of any of the Notes, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any equity of the Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

(c)     All issued and outstanding shares of common stock and units of common membership interests of the Company and each of its Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

6.4     Authorization; Binding Obligations. All corporate, partnership or limited liability company, as the case may be, action on the part of the Company and each of its Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company and its Subsidiaries hereunder and under the other Related Agreements and, the authorization, sale, issuance and delivery of the Notes has been taken or will be taken prior to the Initial Closing Date and/or the Deferred Draw Closing Date, as applicable. This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of the Company and each of its Subsidiaries, enforceable against each such Person in accordance with their terms, except:

(a)     as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b)     general principles of equity that restrict the availability of equitable or legal remedies.

The sale of the Notes is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived.

6.5     Liabilities; Solvency.

(a)     Except as set forth in the consolidated balance sheet of the Company and its subsidiaries included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014, as filed with the Securities and Exchange Commission (the “SEC”), or on Schedule 6.5 and for Permitted Encumbrances (as defined below), neither the Company nor any of its Subsidiaries has any material liabilities, except current liabilities incurred in the ordinary course of business since September 30, 2014.

(b)     Both before and after giving effect to (a) the transactions contemplated hereby that are to be consummated on each Closing Date, (b) the disbursement of the proceeds of, or the assumption of the liability in respect of, the Notes pursuant to the instructions or agreement of the Company and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Company and the Guarantors, on a consolidated basis, are and will be, Solvent. For purposes of this Agreement, “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

6.6     Agreements; Actions; Indebtedness. Except as set forth on Schedule 6.6:

(a)     there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of $100,000 (other than obligations of, or payments to, the Company or any of its Subsidiaries arising from purchase, sale or service agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of the Company’s or any of its Subsidiaries products or services; or (iv) indemnification by the Company or any of its Subsidiaries with respect to infringements of proprietary rights.

(b)     since December 31, 2013 (the “Measuring Date”), neither the Company nor any of its Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity (other than regularly scheduled dividends on the Company’s 10% Series C Cumulative Preferred Stock and dividends by the Company’s Subsidiaries to the Company); (ii) incurred any Indebtedness individually in excess of $50,000 or, in the case of Indebtedness individually less than $50,000, in excess of $100,000 in the aggregate; (iii) made any loans or advances to any Person not in excess, individually or in the aggregate, of $100,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business; and as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness. For purposes of this Agreement, “Indebtedness” of any Person means, without duplication: (a) all Indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including earn-outs (other than accrued expenses incurred in the ordinary course of business and trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all Indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own stock or stock equivalents (or any stock or stock equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such stock plus accrued and unpaid dividends; (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (and for purposes of this Agreement, if such Person is not liable for the payment of such Indebtedness, the amount of Indebtedness of such Person shall be deemed to be the fair market value of such property); and (j) all Contingent Obligations in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; “Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP (as defined below), and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(c)     For the purposes of subsections (a) and (b) above, all Indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company or any Subsidiary of the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

6.7     Internal Accounting Controls; Disclosure Controls and Procedures. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles (“GAAP”) and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Schedule 6.7, the Company has timely filed (taking into account any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) and made publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or the successor thereto) (“EDGAR”) system, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) Section 906 of Sarbanes Oxley with respect to any SEC Documents (as defined below). The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Company in the reports that it files with or submits to the SEC (x) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (y) is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control over financial reporting is effective and does not contain any material weaknesses or significant deficiencies.

6.8     SEC Documents; Financial Statements; Sarbanes-Oxley.

(a)     Since January 1, 2013, except as set forth on Schedule 6.8, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date this representation is made (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being hereinafter referred to as the “SEC Documents”). The Company has made available to the Purchasers or their respective representatives, or filed and made publicly available on EDGAR no less than five (5) days prior to the date this representation is made, true and complete copies of the SEC Documents. Except as set forth on Schedule 6.8, each of the SEC Documents was filed with the SEC within the time frames prescribed by the SEC for the filing of such SEC Documents (including any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) such that each filing was timely filed (or deemed timely filed pursuant to Rule 12b-25 under the Exchange Act) with the SEC. Except as set forth in Schedule 6.8, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. Except as set forth in Schedule 6.8, none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, except as set forth on Schedule 6.8, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment has not been filed and made publicly available on the SEC’s EDGAR system no less than five (5) days prior to the date this representation is made. Except as set forth on Schedule 6.8, the Company has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

(b)     The Company will file its annual report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”) by no later than April 15, 2015, which is within the time frame prescribed by the SEC for the filing thereof (including the extension of such time frame permitted by Rule 12b-25 under the Exchange Act pursuant to a timely filed Form 12b-25) such that the 2014 Form 10-K will be deemed timely filed with the SEC pursuant to Rule 12b-25 under the Exchange Act. The 2014 Form 10-K will be substantially in the form provided to the Agent prior to the date of this Agreement (without any material changes from such form), will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the 2014 Form 10-K, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)     As of their respective dates, the consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents (or to be included in the 2014 Form 10-K) complied (or will comply, as applicable) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may be subject to normal year-end adjustments, may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements for periods subsequent to December 31, 2013, to normal year-end audit adjustments that are described on Schedule 6.8 or that are not material individually or in the aggregate). None of the Company, its Subsidiaries and their respective officers, directors and Affiliates or, to the Company’s Knowledge, any stockholder of the Company has made any filing with the SEC (other than the SEC Documents), issued any press release or made, distributed, paid for or approved (or engaged any other Person to make or distribute) any other public statement, report, advertisement or communication on behalf of the Company or any of its Subsidiaries or otherwise relating to the Company or any of its Subsidiaries that contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading or has provided any other information to the Purchasers, that contains any untrue statement of a material fact or, with respect to written information, omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. The Company is not required to file and will not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to the Company’s reports filed or made with the SEC under the Exchange Act. The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Company’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in the Company’s most recently filed quarterly report on Form 10-Q was, and the accounting firm that is expressing its opinion with respect to the consolidated financial statements to be included in the 2014 Form 10-K is, independent of the Company pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was (or is, as applicable) otherwise qualified to render such opinion under applicable law and the rules and regulations of the SEC. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by the Company in its reports pursuant to the Exchange Act that has not been so disclosed in the SEC Documents prior to the date of this Agreement.

(d)     The Company and its Subsidiaries are in all material respects in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

(e)     Since January 1, 2013, except as set forth on Schedule 6.8, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer or employee, of the Company or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or officer of the Company pursuant to Section 307 of Sarbanes-Oxley, and the SEC’s rules and regulations promulgated thereunder. There have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer, the board of directors or any committee thereof. The Company is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act).

(f)     As used in this Agreement, the “Company’s Knowledge” and similar language means, unless otherwise specified, the actual knowledge of any “officer” (as such term is defined in Rule 16a-1 under the Exchange Act) of the Company, including Gary Evans, Kirk Trosclair, Ronald McClung, Robert Sloan and Morgan Johnston, and the knowledge any such Person would be expected to have after reasonable due diligence inquiry.

6.9     Obligations to Related Parties. Except as set forth on Schedule 6.9, there are no obligations of the Company or any of its Subsidiaries to officers, directors, stockholders, equity holders or employees of the Company or any of its Subsidiaries other than:

(a)     for payment of salary for services rendered and for bonus payments;

(b)     reimbursement for reasonable expenses incurred on behalf of the Company and its Subsidiaries;

(c)     for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the board of directors of the Company and stockholders of the Company); and

(d)     intercompany obligations among the Company and its Subsidiaries.

Except as described above or set forth on Schedule 6.9, none of the officers, directors or, to the best of the Company’s Knowledge, other employees of the Company or any of its Subsidiaries or any members of their immediate families, are indebted to the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of any such company) which may compete with the Company or any of its Subsidiaries. Except as described above, no officer, director or equity holder of the Company or any of its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between the Company or any of its Subsidiaries and any such Person. Except as set forth on Schedule 6.9, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any Indebtedness of any other Person (other than Indebtedness of the Company or a Guarantor to the extent disclosed on Schedule 6.6 and permitted under this Agreement).

6.10     Changes. Since the Measuring Date, except as disclosed in Schedule 6.10, there has not been:

(a)     any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company or any of its Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     any resignation or termination of any officer, key employee or group of employees of the Company or any of its Subsidiaries;

(c)     any material change, except in the ordinary course of business, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)     any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)     any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(f)     any direct or indirect loan made by the Company or any of its Subsidiaries to any equity holder, employee, officer or director of the Company or any of its Subsidiaries, other than advances made in the ordinary course of business;

(g)     any material change in any compensation arrangement or agreement with any employee, officer, director or equity holder of the Company or any of its Subsidiaries;

(h)     any declaration or payment of any dividend or other distribution of the assets of the Company or any of its Subsidiaries (other than regularly scheduled dividends on the Company’s 10% Series C Cumulative Preferred Stock and dividends by the Company’s Subsidiaries to the Company);

(i)     any labor organization activity related to the Company or any of its Subsidiaries;

(j)     any debt, material obligation or material liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for current liabilities incurred in the ordinary course of business;

(k)     any sale, assignment, transfer, abandonment or other disposition of any patent, trademark, copyright, trade secret or other intangible asset owned by the Company or any of its Subsidiaries;

(l)     any change in any material agreement to which the Company or any of its Subsidiaries is a party or by which either the Company or any of its Subsidiaries is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m)     any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n)     any arrangement or commitment by the Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (m) above.

6.11     Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 6.11, the Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind or any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing) (each for the foregoing, a “Lien”), other than the following (each a “Permitted Encumbrance”):

(a)     Liens in favor of the Agent, for the ratable benefit of the Creditor Parties;

(b)     Liens for taxes or other governmental charges not at the time due and payable, or (if foreclosure, distraint, sale or other similar proceeding shall not have been initiated) which are being contested in good faith by appropriate proceedings diligently prosecuted, so long as foreclosure, distraint, sale or other similar proceedings have not been initiated, and in each case for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP in respect of such taxes and charges;

(c)     easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(d)     Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained;

(e)     with respect to the Company and the Guarantors, deposits, letters of credit, bank guarantees and pledges of cash in an aggregate amount not in excess of $200,000 securing (i) obligations in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of tenders, statutory obligations, bids, leases, contracts and other similar obligations (other than for borrowed money), (iii) obligations on letters of credit, surety, bid, performance or appeal bonds, or (iv) financing of insurance premiums and other insurance obligations; and

(f)     Liens set forth on Schedule 8.21 securing Indebtedness outstanding as of the date of this Agreement, and not to be repaid on the Initial Closing Date, as set forth on Schedule 8.21, without any refinancing, extension, amendment or other modification thereof (except to the extent expressly permitted under Section 8.21 to this Agreement).

All facilities, machinery, equipment, fixtures, vehicles and other properties and assets owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, except to the extent, either individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

6.12     Intellectual Property. Each of the Company and its Subsidiaries owns or possesses sufficient legal rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and, to the Company’s Knowledge, as presently proposed to be conducted (the “Intellectual Property”). There are no settlements or consents, covenants not to sue, non-assertion assurances, or releases to which the Company or any of its Subsidiaries is bound which adversely affects its rights to own or use any Intellectual Property.

(a)     To the Company’s Knowledge, the conduct of the Company’s and each of its Subsidiaries’ business as now conducted, and as presently proposed to be conducted, does not (and will not) result in any infringement or other violation of the rights of others.

(b)     Schedule 6.12 sets forth a true and complete list of (i) all registrations and applications for Intellectual Property owned by the Company and each of its Subsidiaries filed or issued by any Intellectual Property registry and (ii) all Intellectual Property licenses which are either material to the business of the Company or relate to any material portion of the Company’s or any of its Subsidiaries’ inventory, other than standard “shrink wrap” software but including licenses for standard software having a replacement value of more than $1,000. None of such Intellectual Property licenses are reasonably likely to be construed as an assignment of the licensed Intellectual Property to the Company or any of its Subsidiaries.

(c)     There are no claims pending or, to the best of the Company’s Knowledge, threatened and neither the Company nor any of its Subsidiaries has received any other communications, alleging that, the Company or any of its Subsidiaries has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any other Person, nor is the Company or any of its Subsidiaries aware of any basis therefore.

(d)     The Company is not aware of any infringement dilution, misappropriation, or other violation of its Intellectual Property by any other Person.

(e)     Neither the Company nor any of its Subsidiaries utilizes any inventions, trade secrets or other Intellectual Property of any of its employees, officers or contractors except for inventions, trade secrets or other Intellectual Property that is owned by the Company or any Subsidiary as a matter of law or has been rightfully assigned to the Company or any of its Subsidiaries.

(f)     The Company and its Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all owned and registered Intellectual Property, and no such filing contains any misstatements of fact. All documentation necessary to maintain and effect each Company’s and its Subsidiaries’ ownership of all owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and all other applicable official offices.

6.13     Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation or default of (x) any term of its certificate of incorporation, bylaws or similar organizational document, or (y) any provision of any Indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Notes by the Company pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Company or any of its Subsidiaries, its business or operations or any of its assets or properties.

6.14     Litigation. There is no action, suit, proceeding (whether administrative, judicial or otherwise) or governmental investigation or arbitration pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (collectively, “Litigation”) that prevents the Company or any of its Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company aware that there is any basis to assert any of the foregoing. Except as set forth on Schedule 6.14 hereto, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as set forth on Schedule 6.14 hereto, there is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

6.15     Tax Returns and Payments. The Company and each of its Subsidiaries have timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company or any of its Subsidiaries on or before the Initial Closing Date or Deferred Draw Closing Date, as applicable, have been paid or will be paid prior to the time they become delinquent. There are no unpaid taxes in any material amount claimed in writing to be due from the Company by the taxing authority of any jurisdiction, and there is no basis for any such claim. Except as set forth on Schedule 6.15, neither the Company nor any of its Subsidiaries has been advised:

(a)     that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or

(b)     of any adjustment, deficiency, assessment or court decision in respect of its federal, state or other taxes.

6.16     Employees. Except as set forth on Schedule 6.16, neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company or any of its Subsidiaries. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or any of its Subsidiaries because of the nature of the business to be conducted by the Company or any of its Subsidiaries; and to the Company’s Knowledge the continued employment by the Company and its Subsidiaries of their present employees, and the performance of the Company’s and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation. Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with such employees duties to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred. Except for employees who have a current effective employment agreement with the Company or any of its Subsidiaries, no employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company or any of its Subsidiaries. Except as set forth on Schedule 6.16, the Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

6.17     [intentionally omitted]

6.18     Compliance with Laws; Permits. Neither the Company nor any of its Subsidiaries is in violation of any provision of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Notes, except such as have been duly and validly obtained or filed on or prior to the Initial Closing Date and which are set forth on Schedule 6.18. The Company and each of its Subsidiaries (i) is in compliance with and (ii) has procured and is now in possession of, all material franchises, licenses, permits and similar authorizations required by any applicable law or regulation for the operation of its business in each jurisdiction wherein it is now conducting business.

6.19     Environmental and Safety Laws. There are no pending actions, suits or proceedings by or before any arbitrator or Governmental Authority pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries under Environmental Law. The Company and its Subsidiaries (i) are and have been in compliance with Environmental Law in all material respects and have no knowledge or any material expenditure that will be required to maintain such compliance in the future; (ii) have not received any notice or claim alleging that they are not in full compliance with or otherwise have liability under Environmental Law; and (iii) have no knowledge of any facts or circumstances that could reasonably be expected to form the basis of any such claim. No Hazardous Materials are present or are used or have been used, stored, or released by the Company or its Subsidiaries, or, to the Company’s Knowledge, by any other Person, at any property currently or formerly owned, leased or operated by the Company or its Subsidiaries or disposed of at any other location by the Company or its Subsidiaries except (i) in compliance with Environmental Law; and (2) in quantities and under circumstances that would not require investigation or remediation by the Company or its Subsidiaries. The Company and its Subsidiaries have not assumed by contract or by operation of law the liabilities arising under Environmental Law of any other Person. The Company and its Subsidiaries have provided to the Agent all material reports, audits and assessments in their possession or control regarding the environmental condition of any property currently or formerly owned or operated by the Company or any Subsidiary. “Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, legally binding notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution or the environment, preservation or reclamation of natural resources, the management, generation, use, handling, treatment, transportation, storage, disposal or release or threatened release of or exposure to Hazardous Materials, or occupational health and safety. “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. “Hazardous Materials” means materials, wastes or pollutants listed or defined as “hazardous materials”, “hazardous wastes”, ”toxic substances” or by words of similar import or any other substance or waste otherwise regulated by applicable Environmental Law, including nuclear materials and radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and toxic mold.

6.20     Valid Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Notes will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

6.21     Acknowledgment Regarding Purchaser’s Purchase of Notes. The Company further acknowledges that no Credit Party is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the Related Agreements, and the transaction contemplated hereby and thereby, and any advice given by any of the Credit Parties or any of their respective representatives or agents in connection with this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Notes. The Company further represents to each Credit Party that the Company’s decision to enter into this Agreement and the Related Agreements has been based solely on the independent evaluation by the Company and its representatives.

6.22     No Material Adverse Effect; No Undisclosed Liabilities. Except as disclosed in the SEC Documents filed prior to the date of this Agreement or as set forth on Schedule 6.22, since the Measuring Date, there has been no Material Adverse Effect and no circumstances exist that could reasonably be expected to be, cause or have a Material Adverse Effect.

6.23     General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Notes.

6.24     No Integrated Offering. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Notes under the Securities Act, including causing this offering of the Notes to be integrated with prior offerings by the Company for purposes of the Securities Act such that registration of any of the Notes would be required, nor will the Company take any action or steps that would require registration of the issuance of any of the Notes under the Securities Act, including causing the offering of the Notes to be integrated with other offerings for purposes of the Securities Act such that registration of any of the Notes would be required.

6.25     Listing. The Company is not in violation of any of the rules, regulations or requirements of the NYSE Market (the “Principal Market”), and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably lead to suspension or termination of trading of the Company’s common stock (the “Common Stock”) on the Principal Market. Since January 1, 2013, (i) the Common Stock has been listed on the Principal Market, (ii) trading in the Common Stock has not been suspended or deregistered by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or termination of trading of the Common Stock on the Principal Market. The Company satisfies the quantitative standards for continued listing of the Common Stock on the Principal Market.

6.26     Investment Company. The Company is not, and upon each of the Initial Closing Date and the Deferred Draw Closing Date, will not be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

6.27     No Disqualification Events. None of the Company, any of its predecessors, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, any “promoter” (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time any closing, any placement agent or dealer participating in the offering of the Notes, and any of such agents’ or dealer’s directors, executive officers, other officers participating in the offering of the Notes (each, a “Covered Person” and, together, “Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Company has exercised reasonable care to determine (i) the identity of each person that is an Covered Person; and (ii) whether any Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e). With respect to each Covered Person, the Company has established procedures reasonably designed to ensure that the Company receives notice from each such Covered Person of (i) any Disqualification Event relating to that Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to that Covered Person; in each case occurring up to and including any Closing Date. The Company is not for any other reason disqualified from reliance upon Rule 506 of Regulation D under the Securities Act for purposes of the offer and sale of the Notes.

6.28     Full Disclosure. The Company and each of its Subsidiaries has provided the Purchasers with all information requested by the Purchasers in connection with the Purchasers’ decision to purchase the Notes and any other information which reasonably may be likely to be material to Purchaser’s decision to make such investment. Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto nor any other document including the responses contained in any questionnaire provided to the Company by the Agent, delivered by the Company or any of its Subsidiaries to Purchasers or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Any financial projections and other estimates provided to the Purchasers by the Company or any of its Subsidiaries were based on the Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which the Company or any of its Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

6.29     Insurance. The Company and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which the Company and each of its Subsidiaries believe are customary for companies similarly situated to the Company and its Subsidiaries in the same or similar business.

6.30     Patriot Act. The Company certifies that, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that each of the Creditor Parties seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and covenants that: (i) none of the cash or property that the Company or any of its Subsidiaries will pay or will contribute to any Creditor Party has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or any of its Subsidiaries to any Creditor Party, to the extent that they are within the Company’s and/or its Subsidiaries’ control shall cause any Creditor Party to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Company shall promptly notify the Agent if any of these representations, warranties or covenants ceases to be true and accurate regarding the Company or any of its Subsidiaries. The Company shall provide any Creditor Party all additional information regarding the Company or any of its Subsidiaries that such Creditor Party deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. The Company understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties or covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Creditor Parties may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of any Purchaser’s investment in the Company. The Company further understands that the Creditor Parties may release confidential information about the Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if such Creditor Party, in its sole discretion, determines that it is in the best interests of such Creditor Party in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

6.31     ERISA. Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (i) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)); (ii) each of the Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) neither the Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than the Company’s or such Subsidiary’s employees; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

6.32     Energy Regulatory Matters.

(a)     The transactions contemplated by this Agreement and the Related Agreements do not require any approval or consent of, or any filing with or notice to, any Governmental Authority under any law, other than filings to perfect the Agent’s security interest in any of its collateral and any filings required under Sections 8.2 and 8.6.

(b)     The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements shall not themselves cause, give rise to, or result in any proceeding by or before any Governmental Authority with respect to any of the rates or charges (or any portion thereof) assessed by the Company or any Subsidiary of the Company to any customer of the Company or any such Subsidiary, as applicable.

(c)     Neither the Company nor any Subsidiary of the Company conducts, and is licensed or authorized to conduct, any electricity or gas marketing, transmission, distribution, sales, or related business, or own or control physical facilities therefore, and (B) neither the Company nor any Subsidiary of the Company is subject to any regulation by any state Governmental Authority with respect to energy or utility matters.

6.33     Real Property. Schedule 6.33 contains a complete and correct list of all the real property, leasehold interests, fee interests, any other contractual rights for the acquisition or earning of any of such interests in real property, facilities, fixtures and equipment that (i) are leased or otherwise owned or possessed by the Company or any of the Subsidiaries, (ii) in connection with which the Company or any of the Subsidiaries has entered into an option agreement, participation agreement or acquisition agreement or (iii) the Company or any of the Subsidiaries has agreed to lease or otherwise acquire or may be obligated to lease or otherwise acquire in connection with the conduct of its business (collectively, including any of the foregoing acquired after the date of this Agreement, the “Real Property”), which list identifies all of the Real Property and specifies which of the Company or the Subsidiaries leases, owns or possesses each of the Real Properties or will do so upon consummation of the acquisitions. Schedule 6.33 also contains a complete and correct list of all leases and other agreements with respect to which the Company or any of the Subsidiaries is a party or otherwise bound or affected with respect to the Real Property, except easements, rights of way, access agreements, surface damage agreements, surface use agreements or similar agreements that pertain to Real Property that is contained wholly within the boundaries of any owned or leased Real Property otherwise described on Schedule 6.33 (the “Real Property Leases”). The Company has delivered to the Agent a true, correct and complete copy of each Real Property Lease and each Real Property mortgage to which the Company or any of its Subsidiaries is a party, together with all amendments thereto. Except as set forth on Schedule 6.33, the Company or one of the Subsidiaries is the legal and equitable owner of a leasehold interest in all of the leased Real Property, and possesses good, marketable and defensible title thereto, free and clear of all Liens (other than Permitted Encumbrances) and other matters affecting title to such leasehold that could impair the ability of the Company or the Subsidiaries to realize the benefits of the rights provided to any of them under the Real Property Leases. Except as set forth on Schedule 6.33, all of the Real Property Leases are valid and in full force and effect and are enforceable against all parties thereto. Except as set forth on Schedule 6.33, neither the Company nor any of the Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in default in any material respect under any of such Real Property Leases and no event has occurred which with the giving of notice or the passage of time, or both, could constitute a default under, or otherwise give any party the right to terminate, any of such Real Property Leases, or could adversely affect the Company’s or any of the Subsidiaries’ interest in and title to the Real Property subject to any of such Real Property Leases. Except as set forth on Schedule 6.33, no Real Property Lease is subject to termination, modification or acceleration as a result of the transactions contemplated by this Agreement or any of the Related Agreements. Except as set forth on Schedule 6.33, all of the Real Property Leases will remain in full force and effect upon, and permit, the consummation of the transactions contemplated hereby (including the granting of Leasehold Mortgages). The Real Property is permitted for its present uses under applicable zoning laws, is permitted conforming structures and complies with all applicable building codes, ordinances and other similar Laws. Except as set forth on Schedule 6.33, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Real Property, or any portion or portions thereof. Except as set forth on Schedule 6.33, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Real Property that would interfere with the conduct of the Company’s or any of the Subsidiaries’ business as conducted or proposed to be conducted (including as described to the Agent) at the time this representation is made.

7.     Representations and Warranties of each Purchaser. Each Purchaser hereby represents and warrants, severally and not jointly, to the Company as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

7.1     Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All corporate, limited liability, partnership or trust action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Initial Closing Date. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except:

(a)     as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b)     as limited by general principles of equity that restrict the availability of equitable and legal remedies.

7.2     Investment Representations. Such Purchaser understands that the Notes are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement, including that such Purchaser is an “accredited Purchaser” within the meaning of Regulation D under the Securities Act. Such Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the applicable Note to be purchased by it under this Agreement. Such Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s and its Subsidiaries’ business, management and financial affairs and the terms and conditions of the Offering and the Notes and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or to which such Purchaser had access. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in Section 6.

7.3     No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the offering of the Notes.

7.4     Transfer or Resale. Such Purchaser understands that (i) the Notes have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Purchaser shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Notes to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Purchaser provides the Company with reasonable assurance that such Notes can be sold, assigned or transferred pursuant to Rule 144; (ii) any sale of the Notes made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144; and (iii) neither the Company nor any other Person is under any obligation to register the Notes under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

7.5     The Purchaser Bears Economic Risk. Such Purchaser understands that its investment in the Notes involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities and loan agreements in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser must bear the economic risk of this investment until the Notes or other securities are sold pursuant to: (i) an effective registration statement under the Securities Act; or (ii) an exemption from registration is available with respect to such sale.

7.6     Acquisition for Own Account. Such Purchaser is acquiring the applicable Note for such Purchaser’s own account, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution, except pursuant to sales registered under, or exempted from, the registration requirements of, the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

7.7     The Purchaser Can Protect Its Interest. Such Purchaser represents that by reason of its, or of its management’s, business and financial experience, such Purchaser has the capacity to evaluate the merits and risks of its investment in the applicable Note and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements.

7.8     Accredited Investor. Such Purchaser represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

7.9     Legends.

(a)     The applicable Note shall bear substantially the following legend (“Securities Act Legend”):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

7.10      Residency. Such Purchaser is a resident of the jurisdiction specified below its address in Schedule 1.

8.     Covenants of the Company. The Company covenants and agrees with each Creditor Party as follows:

8.1     Reporting and Notice Requirements. The Company will deliver, or cause to be delivered, to the Agent the following:

(a)     as soon as available, but not later than 105 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries and the Consolidating Financial Statement for such year) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants approved by the Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied (it being understood and agreed that delivery of the Company’s Form 10-K for such fiscal year as filed with the SEC, together with the Consolidating Financial Statements specified above in this Section 8.1(a) reported on by the independent public accountants as aforesaid, if certified as required above, shall satisfy such requirements); for purpose hereof, “Consolidating Financial Statements” shall mean a consolidating balance sheet and related consolidating statements of operations (in each case with a separate column for each of the Company, the Guarantors on a combined basis, the Excluded Subsidiaries on a combined basis, consolidating adjustments and the total consolidated amounts) as of the applicable date and for the applicable periods;

(b)     as soon as available, but in any event in accordance with then applicable law and not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (beginning with the fiscal quarter ended March 31, 2015), a copy of the consolidated and consolidating balance sheet and related statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and if applicable setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the principal financial officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that delivery of the Company’s Form 10-Q for such fiscal year as filed with the SEC, together with the Consolidating Financial Statements as of the date and for the period specified above in this Section 8.1(b), if certified as required above, shall satisfy such requirements);

(c)     concurrently with the financial statements furnished pursuant to subsections (a) and (b) of this Section, an officer’s certificate signed by the principal financial officer of the Company which compliance certificate shall be reasonably satisfactory to Agent, certifying such financial statements, the Company’s compliance with the terms of this Agreement and the Related Agreements, certifying that no Default or Event of Default has occurred under this Agreement or the Related Agreements, and setting forth computations in reasonable detail showing whether or not as at the end of such fiscal period there existed any breach or violation of any of the provisions of Section 8.20;

(d)     within thirty (30) days after the end of each calendar month, a report setting forth, for such calendar month, the volume of disposal and skim oil sales attributable to each disposal well and facility for such calendar month from the Company’s and its Subsidiaries’ disposal properties, and setting forth the estimated taxes and expenses attributable thereto and incurred for such calendar month;

(e)     within 60 days prior to the end of each fiscal year, (beginning with the fiscal year ending December 31, 2015), a detailed annual budget and capital expenditure program for the ensuing year on a monthly basis, including consolidated and consolidating balance sheets and income and cash flow statements with respect to such period, all certified by the principal financial officer of the Company;

(f)     as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of the Company, its Subsidiaries or by independent consultants, with respect to a significant environmental matter at any premises, or which relate to an environmental claim which would reasonably be expected to result in a Material Adverse Effect. The Company will also promptly advise the Agent in writing and in reasonable detail of (i) the Company’s Knowledge of any release of any Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications received by the Company with respect to any environmental claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any release of Hazardous Material required to be reported to any Federal, state or local governmental or regulatory agency, (iii) any remedial action taken by the Company or any other Person in response to (x) any Hazardous Material on, under or about any premises, the existence of which has a reasonable possibility of resulting in an environmental claim having a Material Adverse Effect or (y) any environmental claim that is reasonably likely to have a Material Adverse Effect, (iv) the Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any premises that is reasonably likely to cause such premises or any part thereof to be subject to any restrictions on the ownership occupancy, transferability or use thereof under any Environmental Laws which would have a Material Adverse Effect and (v) any request for information from any governmental agency that suggests such agency is investigating whether the Company or any of its Affiliates may be potentially responsible for a release of Hazardous Material;

(g)     promptly, but in no event later than three (3) business days after receipt by any officer, director or employee of the Company or any Subsidiary, a copy of any material notice received with respect to any Real Property Lease;

(h)     promptly, but in no event later than three (3) business days after any officer, director or employee of the Company or any Subsidiary obtaining actual knowledge of (A) the institution of any Litigation that (i) if adversely determined, has a reasonable possibility of exceeding $400,000 in damages; or (ii) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby; and

(i)     upon Agent’s request of same such other information and/or certification from management of the Company as any Creditor Party shall request from time to time.

8.2     Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Notes as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing. The Company shall, on or before each of the Initial Closing Date and the Delayed Draw Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Notes for, sale to the Purchaser’s at the closing occurring on such Closing Date pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Purchasers on or prior to each of the Initial Closing Date and Delayed Draw Closing Date, as applicable. The Company shall make all filings and reports relating to the offer and sale of the Notes required under applicable securities or “Blue Sky” laws of the states of the United States following the Initial Closing Date and Delayed Draw Closing Date, as applicable.

8.3     Reporting Status.

(a)     From the date of this Agreement until the latest of (i) the first date on which no Notes remain outstanding, (ii) the date on which the Security Agreement terminates, (iii) the first date on which the Purchaser’s no longer own any Notes and (iv) the date that no Purchaser has any further rights to purchase Deferred Draw Notes (the period ending on such latest date, the “Reporting Period”), the Company shall (and shall cause its Subsidiaries to) timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination.

(b)     With a view to making available to the holders of the Notes the benefits of Rule 144, the Company agrees to, during the Reporting Period, and to cause its Subsidiaries to: (A) make and keep public information available, as those terms are understood and defined in Rule 144; (B) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (C) furnish to each holder of Notes so long as such holder of Notes owns Notes, promptly upon request, (1) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (2) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company if such reports are not publicly available via EDGAR, and (3) such other information as may be reasonably requested to permit the holders of Notes to sell such Notes pursuant to Rule 144 without registration.

8.4     Internal Accounting Controls. During the Reporting Period, the Company shall, and shall cause each of its Subsidiaries to: (i) at all times keep books, records and accounts with respect to all of such Person’s business activities, in accordance with sound accounting practices and GAAP consistently applied, (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (C) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences, (iii) timely file and make publicly available on EDGAR, all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (y) Section 906 of Sarbanes Oxley with respect to any Company SEC Documents, (iv) maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, (v) cause such disclosure controls and procedures to be effective at all times to ensure that the information required to be disclosed by the Company in the reports that it files with or submits to the SEC (I) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (II) is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure, (vi) maintain internal control over financial reporting required by Rule 13a-14 or Rule 15d-14 under the Exchange Act, and (vii) cause such internal control over financial reporting to be effective at all times and not contain any material weaknesses.

8.5     Listing. The Company shall take all actions necessary to remain eligible for quotation of its securities on the Principal Market. The Company shall not, and shall cause each of its Subsidiaries not to, take any action which would be reasonably expected to result in the suspension or termination of trading of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.5.

8.6     Disclosure of Transactions. On or prior to 8:00 a.m. (New York City time) on the second (2nd) business day following each of the Initial Closing Date or the Deferred Draw Closing Date, as applicable, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and the Related Agreements and including (or incorporating by reference in the case of the Form 8-K following the Deferred Draw Closing Date) as exhibits to such Form 8-K this Agreement and the Related Agreements (the “Form 8-K Filing”). The Company shall provide the Agent and the other Creditor Parties a reasonable opportunity to review the Form 8-K Filing prior to the filing thereof.

8.7     Disqualification Events. The Company will notify the Purchasers in writing, prior to each of the Initial Closing Date or the Deferred Draw Closing Date, as applicable, of (i) any Disqualification Event relating to any Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Covered Person.

8.8     No Integrated Offering. Neither the Company nor any of the Subsidiaries, nor any Affiliates of the foregoing or any Person acting on the behalf of any of the foregoing, shall, directly or indirectly, make any offers or sales of any security or solicit any offers to purchase any security, under any circumstances that would require registration of any of the Notes under the Securities Act, including causing the offering of the Notes to be integrated with other offerings by the Company for purposes of the Securities Act such that any of the Notes would be required to be so registered.

8.9     Use of Funds. The Company shall use the proceeds of the sale of the Initial Notes for the uses listed on Schedule 8.9. The Company shall use the proceeds of the sale of the Deferred Draw Notes, if any, for the uses agreed to by the Agent as provided in Section 1.2.

8.10     Access to Facilities. The Company and each of its Subsidiaries will permit any representatives designated by the Agent (or any successor of the Agent), upon reasonable notice and during normal business hours, at such Person’s expense and accompanied by a representative of the Company or any Subsidiary (provided that no such prior notice shall be required to be given and no such representative of the Company or any Subsidiary shall be required to accompany the Agent in the event the Agent believes such access is necessary to preserve or protect the Collateral (as defined in each of the Security Agreement and each other security agreement entered into by the Company and/or any of its Subsidiaries for the benefit of any of the Creditor Parties) or following the occurrence and during the continuance of an Event of Default), to:

(a)     visit and inspect any of the properties of the Company or any of its Subsidiaries;

(b)     examine the corporate and financial records of the Company or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

(c)     discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers and independent accountants of the Company or any of its Subsidiaries.

The Company will hold a regularly scheduled operations meeting with the Agent at least monthly. Any of such meetings may be held telephonically.

8.11     Taxes.

(a)     The Company and each of its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (i) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings and (ii) if the Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that the Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(b)     All payments made by the Company under this Agreement or any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes (as defined below) now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, other than Excluded Taxes (as defined below). If any Non-Excluded Taxes (as defined below) or Other Taxes (as defined below) are required to be withheld from any amounts payable to any Creditor Party under this Agreement or any Note, the amounts so payable to such Creditor Party shall be increased to the extent necessary to yield to such Creditor Party (after payment of all Non-Excluded Taxes and Other Taxes, including those imposed on payments made pursuant to this paragraph (b) of this Section 8.6 or any such other amounts payable under this Agreement or any Note at the rates or in the amounts specified herein or therein), an amount equal to the sum it would have received had no such withholding or deductions been made; provided, however, that no Company shall be required to increase any such amounts payable to any Creditor Party with respect to any Non-Excluded Taxes that are directly attributable to such Creditor Party’s failure to comply with the requirements of paragraph (e) of this Section 8.6.

(c)     In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)     Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Agent for its own account or for the account of the relevant Purchaser, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof (or such other evidence reasonably satisfactory to the Agent). If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Creditor Parties for any incremental taxes, interest or penalties that may become payable by any Creditor Party as a result of any such failure.

(e)     Each Purchaser (or its assignee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Purchaser”) shall deliver to the Company and the Agent two completed originals of an appropriate U.S. Internal Revenue Service Form W-8, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Purchaser. Such forms shall be delivered by each Non-U.S. Purchaser on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Purchaser shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Purchaser Each Non-U.S. Purchaser shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (e), a Non-U.S. Purchaser shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Purchaser is not legally able to deliver.

(f)     The agreements in the preceding paragraphs (b), (c), (d), (e) and this paragraph (f) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder or thereunder or under any other Related Agreement.

As used in this Section 8.11, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Excluded Taxes” means, with respect to any Creditor Party, taxes imposed on or measured by its overall net income and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Creditor Party is incorporated or organized or by the jurisdiction (or any political subdivision thereof) in which the principal place of management or applicable lending office of such Creditor Party is located.

“Non-Excluded Taxes” means all Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Related Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto.

8.12     Insurance.

(a)     The Company shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral, and the Company and each of its Subsidiaries will, jointly and severally, bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Agent, for the ratable benefit of the Creditor Parties, as security for the Liabilities (as defined in the Security Agreement). Furthermore, the Company will insure or cause the Collateral to be insured in the Agent’s name as an additional insured and lender loss payee, with an appropriate loss payable endorsement in form and substance satisfactory to the Agent, against loss or damage by fire, flood, sprinkler leakage, theft, burglary, pilferage, loss in transit and other risks customarily insured against by companies in similar business similarly situated as the Company and its Subsidiaries, including workers compensation, public and product liability and business interruption, and such other hazards as the Agent shall specify, in amounts and under insurance policies and bonds by insurers acceptable to the Agent, and all premiums thereon shall be paid by the Company and the policies delivered to the Agent. If the Company or any of its Subsidiaries fails to obtain the insurance and in such amounts of coverage as otherwise required pursuant to this Section 6.5, the Agent may procure such insurance and the cost thereof shall be promptly reimbursed by the Company and shall constitute Liabilities.

(b)     The Company’s insurance coverage shall not be impaired or invalidated by any act or neglect of the Company or any of its Subsidiaries and the insurer will provide the Agent with no less than thirty (30) days’ prior to cancellation or, in the case of workers’ compensation insurance, the Company shall provide notice to the Agent of such cancellation within three (3) days of the Company’s or any of its Subsidiaries’ receipt of notice of cancellation thereof.

(c)     The Agent, in connection with its status as a lender loss payee, will be assigned at all times to a first lien position until such time as all the Liabilities have been indefeasibly satisfied in full.

8.13     Intellectual Property.

(a)     The Company and each of the Guarantors (as defined in the Subsidiary Guaranty) shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to own or use Intellectual Property including registrations and applications therefor, that are necessary to the conduct of its business, as now conducted or as presently proposed to be conducted, and shall not do any act or omit to do any act whereby any of such Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or the Lien therein in favor of the Agent, for the ratable benefit of the Creditor Parties, would be adversely affected,

(b)     The Company shall report to the Agent (i) the filing by the Company or any Guarantor of any application to register a copyright no later than ten (10) days after such filing occurs (ii) the filing of any application to register any other Intellectual Property with any other Intellectual Property registry, and the issuance thereof, no later than thirty (30) days after such filing or issuance occurs and, in each case, shall, simultaneously with such report, deliver to the Agent fully-executed documents required to acknowledge, confirm, register, record or perfect the Lien in such Intellectual Property. In addition, the Company and Guarantors hereby authorize the Agent to modify this Agreement by amending Schedule 6.12 to include any registrations or applications for Intellectual Property inadvertently omitted from such Schedule or filed, registered, acquired by the Company or any Guarantor after the date hereof and agree to cooperate with the Agent in effecting any such amendment to include any new item of Intellectual Property included in the Collateral.

(c)     The Company shall, and shall cause each Guarantor to, promptly upon the reasonable request of the Agent, execute and deliver to the Agent any document or instrument required to acknowledge, confirm, register, record, or perfect the Lien of the Agent in any part of the Intellectual Property owned by the Company and Guarantors.

(d)     The Company shall, and shall cause of each Guarantor to, not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to Intellectual Property, except for the Permitted Encumbrances.

8.14     Properties. Except as set forth on Schedule 8.14, the Company and each Guarantor will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto. The Company shall not, and shall cause each of the Guarantors not to, violate, breach or incur any default under in any respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of, or would result in a reversion of rights to a Person under, any of the Real Property Leases of the Company or the Guarantors, any other lease to which the Company or any of the Guarantors is a party or any other agreement with respect to which the Company or any of the Guarantors is a party or otherwise bound or affected with respect to the Real Property, except to the extent such violation, breach or default, action or inaction could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.15     Confidentiality. The Company will not, and will not permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of any Creditor Party, unless expressly agreed to by such Creditor Party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, (i) the Company may disclose any Creditor Party’s identity to its current and prospective debt and equity financing sources and (ii) the Company may file copies of this Agreement and the Related Agreements as exhibits as part of the Form 8-K Filing.

8.16     Environmental Matters. The Company shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in material compliance with, all applicable Environmental Laws (including by implementing any remedial action necessary to achieve such compliance) or that is required by orders and legally binding directives of any Governmental Authority.

8.17     Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply with all requirements of law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.18     Licenses and Permits. The Company shall, and shall cause each of its Subsidiaries to (i) comply with and (ii) procure and maintain all material licenses or permits required by any applicable law or regulation for the operation of its business in each jurisdiction wherein it is now conducting business and where the failure to comply with, procure or maintain such licenses or permits would have a Material Adverse Effect on such Company or any of its Subsidiaries.

8.19     Further Assurances. At any time or from time to time upon the request of any of the Credit Parties, the Company shall, and shall cause its Subsidiaries and any third parties, as applicable, at the Company’s expense, to promptly and duly execute, acknowledge and deliver such further agreements, documents and instruments and do or cause to be done such other acts and things as any of the Credit Parties may reasonably request in order to effect fully the purposes of this Agreement and the Related Agreements and to provide for payment of the obligations hereunder and under the Notes in accordance with the terms of this Agreement, the Notes and the other Related Agreements. Without limiting the foregoing, the Company shall, and shall cause each of its Subsidiaries to, at its own respective cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as any of the Credit Parties may from time to time request in order to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Encumbrances) in favor of the Agent for the benefit of each Purchaser on the Collateral (including Collateral acquired after the date hereof), whether now owned or hereafter acquired.

8.20     Financial Covenants.

(a)     Outstanding Principal Amount of Loan/EBITDA Ratio. Beginning with the fiscal quarter ending June 30, 2015 and for each fiscal quarter thereafter, the Company will not, at any time, permit the ratio of outstanding principal amount of the Notes as of the last day of any fiscal quarter to annualized EBITDA during the period set forth below to be greater than the ratio set forth below for the applicable period (the foregoing ratios shall be annualized by multiplying EBITDA for each respective fiscal quarter by four):

Fiscal Quarter                  Ratio

June 30, 2015                   4.0:1.0

September 30, 2015         3.5:1.0

December 31, 2015          3.0:1.0

March 31, 2016                2.5:1.0

June 30, 2016 and            2.0:1.0

each fiscal quarter

thereafter

For purposes hereof, “EBITDA” shall mean, with respect to the Company and the Guarantors on a consolidated basis, the net income or loss, plus (i) interest expense, income taxes (which shall not include any tax that is not measured by or levied upon net income), depreciation and amortization expense, non-cash equity compensation expense, and to the extent approved by the Agent (such approval not to be unreasonably withheld), non-cash extraordinary or non-recurring losses or expenses (including non-cash impairment charges) (in each case, without duplication, and solely to the extent recognized and deducted in such fiscal period as an expense in determining such net income), and minus (ii) to the extent recognized and added in computing net income or loss, without duplication, extraordinary or non-recurring income or gains, all as determined in accordance with GAAP and derived from the consolidated financial statements of the Company included in the Company’s filings with the SEC and the related Consolidating Financial Statements. For the avoidance of doubt, any calculations of EBITDA under this Agreement shall not include the Excluded Subsidiaries.

(b)     Debt Coverage Ratio. The Company and the Guarantors shall at all times maintain a consolidated debt coverage ratio whereby the Net Book Value of the Company’s and the Guarantors’ tangible assets divided by Applicable Net Debt is greater than or equal to 1.5x. For purposes hereof, (i) Applicable Net Debt shall mean the outstanding principal amount of the Notes less unrestricted cash and cash equivalents (each as determined in accordance with GAAP) of the Company and the Guarantors and (ii) Net Book Value shall have the meaning ascribed to it under GAAP, excluding, for the avoidance of doubt the Excluded Subsidiaries, and shall be derived from the consolidated financial statements of the Company included in the Company’s filings with the SEC and the related Consolidating Financial Statements.

(c)     Fixed Charge Coverage Ratio: Beginning with the fiscal quarter ending September 30, 2015, and for each fiscal quarter thereafter the Company will not permit the Fixed Charge Coverage Ratio during the period set forth below to be less than the ratio set for below for the applicable period. For purposes hereof, Fixed Charge Coverage Ratio shall mean the ratio of EBITDA for such applicable quarterly period to the sum of: (i) cash taxes paid by the Company and the Guarantors, plus (ii) cash dividends made by the Company and the Guarantors during such period, plus (iii) all principal and interest payments on all Indebtedness made by the Company and the Guarantors during such period.

Fiscal Quarter                 Ratio

September 30, 2015       1.0:1.0

December 31, 2015        1.0:1.0

March 31, 2016              1.1:1.0

June 30, 2016 and          1.2:1.0

each fiscal quarter

thereafter

(d)     Capital Expenditures. The Company shall not, and shall not permit any of the Guarantors to, either make or commit or agree to make any Capital Expenditure (by purchase or capital lease or incur costs associated with the development of the Company’s or any of the Guarantor’s disposal properties) during any fiscal quarter, that would cause the aggregate amount of all Capital Expenditures in such fiscal quarter to exceed $1.0 million (excluding, in the event the Agent elects, on behalf of the Purchasers, to purchase the Deferred Draw Notes, the Capital Expenditures agreed to by the Agent as provided in Section 1.2); provided however, that such Capital Expenditures must be for tangible assets relating to infrastructure or equipment for the Company’s “Mag tank or salt water disposal business”, and provided further, that all such equipment and infrastructure will be subject to a perfected first priority lien in favor of the Agent. For purposes of this Agreement, “Capital Expenditures” of any Person the sum of, without duplication, (i) all expenditures made directly or indirectly by such Person during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutes therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person or have a useful life of more than one year, plus (ii) the aggregate principal amount of all Indebtedness (including Capital Lease Obligations) assumed or incurred in connection with such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent the gross amount of such purchase price is greater than the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

(e)     Changes to GAAP. If any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement or any Related Agreement, and either the Company or the Agent shall so request, the Company and the Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof; provided, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change.

8.21     Required Approvals. (I) The Company, without the prior written consent of the Agent, shall not, and shall not permit any Guarantor to:

(a)     (i) directly or indirectly declare or pay any cash distribution on any class of equity securities, (ii) issue any preferred equity that is mandatorily redeemable prior to the one year anniversary of the Maturity Date (as defined in each Note) or (iii) redeem any of its equity interests; provided, that the Guarantors may make dividends to the Company and dividends to other Guarantors not prohibited by clause (e)(ix) of this Section 8.21 and the Company may declare and pay the regular monthly cash dividend associated with its 10% Series C Cumulative Preferred Stock as in effect on the date of this Agreement (the “Dividend”), provided that at the time of such payment (a) no Event of Default has occurred or with the giving of notice or the passage of time, or both, would occur; and (b) the payment of the Dividend would not cause the Company fail to comply with any of the financial covenants set forth in Section 8.20;

(b)     liquidate, dissolve or effect a material reorganization (it being understood that in no event shall the Company or any Guarantor dissolve, liquidate or merge with any other Person);

(c)     become subject to (including by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s or any of its Subsidiaries’ right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;

(d)     materially alter or change the scope of the business of the Company and its Subsidiaries taken as a whole; or

(e)     (i) create, incur, assume or suffer to exist any Indebtedness, whether secured or unsecured, other than (v) the Company’s obligations owed to each Purchaser, (w) Indebtedness outstanding as of the date of this Agreement, and not required to be repaid on the Initial Closing Date, as set forth on Schedule 8.21 attached hereto and made a part hereof, and any refinancings or replacements thereof that do not (1) increase the principal amount of such Indebtedness, (2) require additional collateral securing any such Indebtedness or (3) increase the aggregate interest rate on such Indebtedness by more than 200 bps and so long as such refinancing or replacement is otherwise on terms no less favorable to the Purchasers than the Indebtedness refinanced or replaced, but without any other amendment or modification of any such Indebtedness, (x) purchase money Indebtedness and Capital Lease Obligations incurred after the date of this Agreement in an aggregate amount not to exceed $1,000,000 outstanding at any time, so long as (A) any lien relating thereto shall only encumber the assets purchased with the purchase money Indebtedness or subject to the capital leases and no other assets of the Company or any Guarantor, and (B) the principal amount of any such Indebtedness, when incurred, was not less than 75% nor more than 100% of the then current value of the assets purchased with the purchase money Indebtedness or subject to the capital leases, (y) insurance premium financing incurred in the ordinary course of business consistent with past practices, provided such financing is not secured by any assets other than the insurance so financed and deposits of prepayment of premiums for such insurance and such financing does not exceed $400,000 in the aggregate at any time, and (z) unsecured account trade payables that are (1) entered into or incurred in the ordinary course of the Company’s and the Guarantors’ business, and (2) on terms that require full payment within ninety (90) days from the date entered into or incurred, so long as at any time the aggregate amount unpaid in excess of ninety (90) days from the date entered into or incurred is not in excess of $5,500,000 at any time prior to December 1, 2015, is not in excess of $3,000,000 at any time after on or after December 1, 2015 and prior to March 1, 2016 and is not in excess of $1,000,000 at any time on or after March 1, 2016; (ii) create, incur, assume or suffer to exist any Liens of every kind and nature except (x) Liens securing the Liabilities and (y) Permitted Encumbrances; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person (other than the Company or any of the Guarantors), except the endorsement of negotiable instruments by the Company or any Guarantor for deposit or collection or similar transactions in the ordinary course of business or guarantees of Indebtedness otherwise permitted to be outstanding pursuant to this clause (e); (iv) make any payment or distribution in respect of any subordinated Indebtedness of the Company or its Subsidiaries in violation of any subordination or other agreement made in favor of any Creditor Party; (v) make any optional payment or prepayment on or redemption (including by making payments to a sinking fund or analogous fund) or repurchase of any Indebtedness for borrowed money other than Indebtedness pursuant to this Agreement and other Indebtedness refinanced or replaced as and to the extent permitted by this clause (e); (vi) sell, exchange, lease or otherwise dispose of any of its assets (including the sale or discount of accounts), whether by sale, lease or other except (x) for the sale of inventory in the ordinary course of business, (y) for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment no longer necessary to the operation of the business of the Company and the sale of personal property that is replaced by equivalent property, and (z) for the sale of assets and property used solely in the Company’s and its Subsidiaries’ Oklahoma operations; (vii) purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, Real Property (subject to compliance with Section 8.29) and intellectual property in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), (viii) suffer or enter into, or permit any Guarantor to suffer or enter into, any transaction with any affiliate (including any Excluded Subsidiary) of the Company or of any such Guarantor, except in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Guarantor upon fair and reasonable terms no less favorable to the Company or such Guarantor than would be obtained in a comparable arm’s length transaction with a Person not an affiliate of the Borrower or such Guarantor, or (ix) directly or indirectly make, or permit any Guarantor to make, any investment in, or any loan, dividend, capital contribution, distribution or advance to, or any acquisition of any equity or debt securities of, or to otherwise finance, any Person that is not a Guarantor (other than, with respect to this clause (ix), (I) loans and advances to employees, directors and officers of the Company or a Guarantor for travel, entertainment, other ordinary business expenses or relocation, in an aggregate amount not to exceed at any time $100,000, (II) up to $60,000 in the aggregate from the Company to GreenHunter Hydrocarbons, LLC (“GHH”) for office lease payments and (III) up to $800,000 in the aggregate from the Company to GHH from proceeds of an Equity Raise (as defined in the Notes) by the Company for the repayment or settlement of pipeline engineering related expense of GHH); and

(II) The Company, without the prior written consent of the Agent, shall not, and shall not permit any of its Subsidiaries to, create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of the Company, (ii) such Subsidiary becomes a party to (A) the Security Agreement (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (B) the Pledge Agreement (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) or another stock pledge agreement in favor of the Purchasers in form and substance satisfactory to the Agent (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (C) an Intellectual Property Security Agreement in favor of the Purchasers in form and substance satisfactory to the Agent (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (D) a Subsidiary Guaranty in favor of the Purchasers in form and substance satisfactory to the Agent (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and (iii) to the extent required by the Agent, satisfies each condition of this Agreement and the Related Agreements as if such Subsidiary were a Subsidiary on the Initial Closing Date.

8.22     Margin Stock. The Company will not permit any of the proceeds of the Notes to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay Indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

8.23     FIRPTA. Neither the Company, nor any of its Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and neither the Company nor any of its Subsidiaries shall at any time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause the Company and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.

8.24     No Restriction of Additional Financings. The Company will not, and will not permit its Subsidiaries to, agree, directly or indirectly, to any restriction with any Person which limits the ability of the Purchasers to consummate an additional financing with the Company or any of its Subsidiaries.

8.25     Changes to Fiscal Year. The Company will not, and will not permit any of its Subsidiaries to, change its fiscal year to end on a date other than December 31.

8.26     Reimbursement of Monitoring Expenses. The Company will reimburse the Agent and each Purchaser for its reasonable out of pocket expenses incurred by it in the course of monitoring the Company’s and its Subsidiaries’ compliance with this Agreement and the Related Agreements and for general, ongoing due diligence while any of the Notes remain outstanding, including reasonable travel expenses.

8.27     Limitation on Amendments to Material Agreements. The Company will not, and will not permit any Guarantor to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise):

(a)     the articles of incorporation, certificate of designation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) of the Company or any of its Subsidiaries; or

(b)     the terms and conditions of any material agreements set forth on Schedule 8.27 or any of its Real Property Leases;

in each case, in any respect materially adverse to the interests of any of the Credit Parties, without the prior written consent of the Agent.

8.28     Regulatory Matters. Without providing at least 45 days prior notice to, and obtaining the prior written consent of, the Agent, neither the Company nor any Subsidiary of the Company shall (a) be or become either of an “electric corporation,” “electric utility”, “public utility”, “gas utility” or a “gas corporation” under applicable law, or (b) be or become a “public utility” under the FPA, or a “natural-gas company” under the NGA, or any of a “public-utility company” or a “holding company” of a “public-utility company” under the Public Utility Holding Company Act of 1935, as amended.

8.29     Real Property Acquisitions. Concurrently with the acquisition by the Company or any of the Guarantors of any real estate or real property leasehold interests, the Company shall deliver or cause to be delivered to the Agent, with respect to such real estate, (A) a mortgage or deed of trust, as applicable, in form and substance acceptable to the Agent, executed by the title holder thereof, (B) an ALTA lender's title insurance policy issued by a title insurer reasonably satisfactory to the Agent in form and substance and in amounts reasonably acceptable to the Agent insuring the Agent's first priority Lien on such real estate, free and clear of all defects, encumbrances and Liens except Permitted Encumbrances or a landman’s report with respect to leasehold interests, (C) a current ALTA survey, certified to the Collateral Agent by a licensed surveyor, in form and substance acceptable to the Agent (other than with respect to leasehold interests), (D) a certificate, in form and substance acceptable to the Agent, to the from a national certification agency acceptable to the Agent, certifying that such real estate is not located in a special flood hazard area (other than with respect to leasehold interests), and (E) in the case of real estate that consists of a leasehold estate, such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such real estate as may be requested by the Agent, all of which shall be in form and substance acceptable to the Agent.

8.30     Deposit Accounts. The Company shall not, and not permit any Guarantor, to maintain or establish any new bank accounts other than, as of the Initial Closing Date, the bank accounts set forth on Schedule 8.30 (which bank accounts constitute all of the deposit accounts, securities accounts or other similar accounts maintained by the Company and the Guarantors as of the Initial Closing Date) without prior written notice to the Agent and unless the Agent and the Company or such Guarantor and the bank or other financial institution at which the account is to be opened enter into a tri-party account control agreement, in form and substance reasonably satisfactory to the Agent, regarding such bank account no later than ten (10) days after the opening of such account. It is agreed and understood that the foregoing requirement to deliver a tri-party account control agreement shall not apply to the time deposit account held by GreenHunter Energy Inc. with Plains Capital Bank on the Initial Closing Date as further described on Schedule 8.30.

8.31     Post-Closing Covenant. The Company and the Guarantors shall satisfy the requirements and/or provide to the Agent each of the documents, instruments, agreements and information set forth on Schedule 8.31, in form and substance acceptable to the Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by the Agent in its sole discretion, each of which shall be completed or provided in form and substance satisfactory to the Agent.

8.32     Excluded Subsidiaries. As of the date hereof and at all times, thereafter, (a) except as set forth on Schedule 8.32, no Excluded Subsidiary shall acquire any assets, incur any Indebtedness or other liabilities, employ any employees, engage in any business operations or other activities, have (or be authorized to maintain) any bank account, brokerage account or other account with any financial institution, or possess any cash or have (or be authorized to have) any other means to acquire cash or to use or spend cash or credit; and (b) each Excluded Subsidiary that engages in any business operations or other activities set forth on Schedule 8.32 shall operate as an independent entity, maintain separate books and records (financial and otherwise) and bank accounts, and otherwise observe “corporate formalities.”

9.     Covenants of the Purchasers. Each Purchaser covenants and agrees with the Company as follows:

9.1     Confidentiality. No Purchaser will disclose, nor will it include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Agent and each Purchaser agree to keep confidential the Information (as defined below), except that the Agent and each Purchaser shall be permitted to disclose Information (a) to the extent requested by any Governmental Authority (including any self-regulatory agency having or claiming to have jurisdiction); (b) to the extent otherwise required by applicable Law or by any subpoena or similar legal process; (c) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder or under any other Related Agreement; (d) to any other party hereto; (e) subject to any agreement containing provisions substantially the same as set forth in this Section, to any prospective or actual assignees of a Note; or (d) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section or (ii) is or becomes available to the Agent or any Purchaser on a non-confidential basis from a source other than the Company, any of its Subsidiaries or any of their agents or representatives. For purposes hereof, “Information” means all information that is received from the Company, any of its Subsidiaries or any of their agents or representative relating to the Company, any of its Subsidiaries or any of their respective businesses.

10.     Covenants of the Company Regarding Indemnification.

The Company agrees to indemnify, hold harmless, reimburse and defend each Creditor Party, and each of such Creditor Party’s officers, directors, agents, affiliates, control persons, and principal shareholders, against all claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon such Creditor Party which result, arise out of or are based upon: (i) any misrepresentation by the Company or any of its Subsidiaries or breach of any warranty by the Company or any of its Subsidiaries in this Agreement, in any Related Agreement or in any exhibits or schedules attached hereto or thereto; (ii) any breach or default in performance by Company or any of its Subsidiaries of any covenant or undertaking to be performed by Company or any of its Subsidiaries hereunder, under any Related Agreement or any other agreement entered into by the Company and/or any of its Subsidiaries and such Creditor Party relating hereto or thereto; or (iii) the status of any Purchaser as a purchaser or holder of the Notes or of the Agent as agent therefor.

11.     Conditions Precedent.

11.1     The obligation of the Purchasers to purchase the Initial Notes is subject to the satisfaction of such conditions precedent before or concurrently with the Initial Closing Date:

(i)     Related Agreements. The Agent shall have received from the Company executed originals of this Agreement, the Note and the other Related Agreements and documents and instruments to be delivered in connection therewith.

(ii)     Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by this Agreement, or any other Related Agreements or under applicable law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of the Agent, a perfected first priority security interest (subject to Permitted Encumbrances) in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.

(iii)     Corporate Proceedings. The Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Agent, of the board of directors (or equivalent governing body) of the Company and each Guarantor authorizing (i) the execution, delivery and performance of this Agreement, the Note and each of the other Related Agreements and (ii) the granting by the Company and each such Subsidiary of the first priority security interest in and liens upon the Collateral, in each case certified by a senior executive officer of the Company as of the Initial Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

(iv)     Incumbency Certificates . The Agent shall have received a certificate of the officer of the Company and each Guarantor, dated the Initial Closing Date, as to the incumbency and signature of the officers of the Company and each Guarantor executing this Agreement, Related Agreements, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such officer.

(v)     Organization Documents. The Agent shall have received a copy of all organization documents of the Company and each Guarantor, and all amendments thereto, certified by the applicable Secretary of State of the jurisdiction of organization and the officer of such company and the written certification of the officer of such company that no amendment or modification to the organization documents of such company has become effective since the date on which the organization documents of such company were last delivered to the Agent, and copies of all agreements of the holders of equity interests in such company, certified as accurate and complete by a senior executive officer of such company.

(vi)     Good Standing Certificates. The Agent shall have received good standing certificates for the Company and each Guarantor dated not more than fifteen (15) days prior to the Initial Closing Date, issued by and each jurisdiction where the conduct of business activities or the ownership of its properties necessitates qualification.

(vii)     Legal Opinion. The Agent shall have received favorable written legal opinions in form and substance satisfactory to the Agent, and the Company and each Guarantor hereby authorizes and directs such counsel to deliver such opinions to the Agent and the Purchasers.

(viii)     No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against the Company, any of the Company’s Subsidiaries or against any officers or directors of the Company (A) in connection with this Agreement or any of the Related Agreements or any of the transactions contemplated hereby or thereby and which, in the Agent’s sole and absolute discretion, is deemed material or (B) which could, in the Agent’s sole and absolute discretion, have a Material Adverse Effect; and no injunction, writ, restraining order or other order of any nature materially adverse to the Company or the conduct of its business or inconsistent with the due consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority.

(ix)     Fees. The Agent shall have received all fees and expenses payable to it on or prior to the Initial Closing Date.

(x)     Insurance     The Agent shall have received in form and substance satisfactory to the Agent, (i) copies of the Company’s casualty insurance policies, together with loss payable endorsements naming the Agent as loss payee, and (ii) copies of the Company’s liability insurance policies, together with endorsements naming the Agent as an additional insured.

(xi)     Payment Instructions. The Agent shall have received written instructions from the Company directing the application of proceeds of the issuance of the Initial Notes on the Initial Closing Date.

(xii)     Consents. The Agent shall have received any and all consents necessary to permit the effectuation of the transactions contemplated by this Agreement and any of the Related Agreements. The Agent shall have received such third party consents and waivers of such third parties as might assert claims with respect to the Collateral, as the Agent and its counsel shall deem necessary.

(xiii)     The Agent shall have received, in form and substance reasonably satisfactory to it, all releases, terminations and such other documents as the Agent may reasonably request to evidence the repayment of the Indebtedness identified on Schedule 8.21 as to be repaid on the Initial Closing Date and the termination or release of any Liens, if any, securing such Indebtedness.

(xiv)     Solvency Certificate. The Agent shall have received an officer’s Certificate of the Company, dated as of the Initial Closing Date, certifying that the Company and the Guarantors, on a consolidated basis, are Solvent after giving effect to the consummation of the transactions contemplated hereby, such certificate to be in form and substance to the reasonable satisfaction of the Agent.

(xv)     Officer’s Certificate. The Company shall have delivered to the Agent a Certificate of the Company, in form and substance satisfactory to Agent, to the effect that (i) the representations and warranties in this Agreement are true, correct and complete on and as of the Initial Closing Date, (ii) neither this Agreement nor any of the Related Agreements contains any untrue statement of a material fact or omits a material fact necessary to make the statements therein not misleading, (iii) the Company shall have performed all agreements and satisfied all conditions which this Agreement and the other Related Agreements on or before the Initial Closing Date except as otherwise disclosed to and agreed to in writing by the Company and the Agent, and (iv) no Default or Event of Default shall have occurred and be continuing.

(xvi)      2015 Budget. The Company shall have delivered to the Agent a detailed annual budget and capital expenditure program for 2015 (from the Initial Closing Date through December 31, 2015) on a monthly basis, including consolidated balance sheets and income and cash flow statements with respect to such period, all certified by the principal financial officer of the Company;

(xvii)      Employment Agreements. The Agent shall have completed satisfactory review and approval of employment agreements between the Company and each of the members of senior management of the Company.

11.2     The obligation of each Purchaser to purchase the Deferred Draw Notes shall be subject to the further conditions precedent that on the Deferred Draw Closing Date (a) the following statements shall be true (and the giving of the applicable notice of issuance and issuance by the Company of such Notes to the Purchasers shall constitute a representation and warranty by the Company that both on the date of such notice and on the Deferred Draw Closing Date such statements are true):

(i)     The conditions set forth in Section 1.2 are satisfied;

(ii)     The representations and warranties contained in this Agreement and the Related Agreements are correct in all material respects on and as of such date, before and after giving effect to such issuance and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such issuance, in which case, as of such specific date; and

(iii)     No Default or Event of Default has occurred and is continuing, or would result from such issuance or from the application of the proceeds therefrom.

(b) In addition, the Agent shall have received each of the following:

(i)     Good Standing Certificates. The Agent shall have received good standing certificates for the Company and each Guarantor dated not more than fifteen (15) days prior to the Deferred Draw Closing Date, issued by and each jurisdiction where the conduct of business activities or the ownership of its properties necessitates qualification.

(ii)     Officer’s Certificate. The Company shall have delivered to the Agent a Certificate of the Company, in form and substance satisfactory to Agent, to the effect that (A) the representations and warranties in this Agreement are true, correct and complete on and as of the Deferred Draw Closing Date, (B) neither this Agreement nor any of the Related Agreements contains any untrue statement of a material fact or omits a material fact necessary to make the statements therein not misleading, (C) the Company shall have performed all agreements and satisfied all conditions which this Agreement and the other Related Agreements on or before the Deferred Draw Closing Date except as otherwise disclosed to and agreed to in writing by the Company and the Agent, and (iv) no Default or Event of Default shall have occurred and be continuing.

(iv)     Legal Opinion. The Agent shall have received favorable written legal opinions in form and substance satisfactory to the Agent, and the Company and each Guarantor hereby authorizes and directs such counsel to deliver such opinions to the Agent and the Purchasers.

(iii)     Fees. The Agent shall have received all fees and expenses payable to it on or prior to the Deferred Draw Closing Date.

(iv)     Payment Instructions. The Agent shall have received written instructions from the Company directing the application of proceeds of the issuance of the Deferred Draw Notes on the Deferred Draw Closing Date.

(v)     Other. The Company shall have delivered such other approvals, opinions or documents as any Creditor Party through the Agent shall reasonably request.

12.     Miscellaneous.

12.1     Governing Law, Jurisdiction and Waiver of Jury Trial.

(a)     THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b)     THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE AND/OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND ANY CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT EACH CREDITOR PARTY AND THE COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION WHICH ANY OF THE COLLATERAL IS LOCATED TO COLLECT THE LIABILITIES, TO REALIZE ON THE COLLATERAL (AS DEFINED IN THE SECURITY AGREEMENT) OR ANY OTHER SECURITY FOR THE LIABILITIES (AS DEFINED IN THE SECURITY AGREEMENT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY CREDITOR PARTY. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 12.9 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PREPAID.

(c)     THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY CREDITOR PARTY AND/OR THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

12.2     Severability. Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.

12.3     Independent Nature of Purchasers. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder. The decision of Purchaser to purchase the Notes pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other Person or entity) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, the Notes and the other Related Agreements, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

12.4     Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Creditor Party and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the obligations arising hereunder, under the Notes and under the other Related Agreements.

12.5     Successors.

(a)     Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person which shall be a holder of any Note from time to time. Each Creditor Party may assign any or all of the Liabilities to any Person (provided, so long as no Event of Default has occurred and is continuing, no Creditor Party may make such assignment to a non-financial buyer that owns or operates disposal wells as its primary business or as a significant part of its business) and, subject to acceptance and recordation thereof by the Agent pursuant to Section 12.5(b) and receipt by the Agent of a copy of the agreement or instrument pursuant to which such assignment is made (each such agreement or instrument, an “Assignment Agreement”), any such assignee shall succeed to all of such Creditor Party’s rights with respect thereto. Upon such assignment, such Creditor Party shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee. Each Creditor Party may from time to time sell or otherwise grant participations in any of the Liabilities (provided, so long as no Event of Default has occurred and is continuing, no Creditor Party may sell or grant such participation in any of the Liabilities to a non-financial buyer that owns or operates disposal wells as its primary business or as a significant part of its business) and the holder of any such participation shall, subject to the terms of any agreement between such Creditor Party and such holder, be entitled to the same benefits as such Creditor Party with respect to any security for the Liabilities in which such holder is a participant. The Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Liabilities as fully as though the Company were directly indebted to such holder in the amount of such participation. The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Agent. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of the Company.

(b)     The Agent shall maintain, or cause to be maintained, for this purpose only as agent of the Company, (i) a copy of each Assignment Agreement delivered to it and (ii) a book entry system, within the meaning of U.S. Treasury Regulation Sections 15f.103-1(c) and 1.871-14(c) (the “Register”), in which it will register the name and address of each Purchaser and the name and address of each assignee of each Purchaser under this Agreement, and the principal amount of, and stated interest on, the Notes owing to each such Purchaser and assignee pursuant to the terms hereof and each Assignment Agreement. The right, title and interest of the Purchasers and their assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register, and no assignment thereof shall be effective until recorded therein. The Company and each Creditor Party shall treat each Person whose name is recorded in the Register as a Purchaser pursuant to the terms hereof as a Purchaser and owner of an interest in the Liabilities hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any Note. The Register shall be available for inspection by the Company or any Purchaser, at any reasonable time and from time to time, upon reasonable prior notice.

12.6     Entire Agreement; Maximum Interest. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. Nothing contained in this Agreement, any Related Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Purchasers and thus refunded to the Company.

12.7     Amendment and Waiver.

(a)     This Agreement may be amended or modified only upon the written consent of the Company and the Agent.

(b)     The obligations of the Company and the rights of the Creditor Parties under this Agreement may be waived only with the written consent of the Agent.

(c)     The obligations of the Creditor Parties and the rights of the Company under this Agreement may be waived only with the written consent of the Company.

12.8     Delays or Omissions; Remedies. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative. The Purchasers and each holder of the Notes shall have all rights and remedies set forth herein and in each Related Agreement and all rights and remedies that the Purchasers and holders have been granted at any time under any other agreement or contract and all of the rights that the Purchasers and holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without any requirement to post a bond or other security or prove actual damages, which requirements each of the parties waives to the fullest extent permitted by law), to recover damages by reason of any breach of any provision of this Agreement or any Related Agreement and to exercise all other rights granted by law.

12.9     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a)     upon personal delivery to the party to be notified;

(b)     when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next business day;

(c)     three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d)     one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to the Company, to:	To the address indicated under its signature on the signature pages hereto

If to the Agent, to:	To the address indicated under its signature on the signature pages hereto

If to a Purchaser:	To the address indicated under its signature on the signature pages hereto or at such other address as the Company or the applicable Creditor Party may designate by written notice to the other parties hereto given in accordance herewith.

12.10     Form of Payment. The Company hereby covenants, acknowledges and agrees that any payments to be made to any Purchaser pursuant to this Agreement (including, for the avoidance of doubt, any Royalty payable hereunder), the Notes or any Related Agreement shall be made by wire transfer of immediately available funds to such bank or location as such Purchaser may direct in writing from time to time.

12.11     Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including such reasonable fees and expenses of attorneys and accountants, which shall include all fees, costs and expenses of appeals.

12.12     Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.13     Signatures; Counterparts. This Agreement may be executed by facsimile or electronic signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

12.14     Broker’s Fees. The Company represents and warrants that no agent, broker, investment banker, Person or firm acting on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein other than Northland Capital Markets (which the parties hereto acknowledge has entered into its own arrangement with World Equity Group, Inc., through its branch office independent contractor, NorthView Investment Banking Group), and the Company is solely responsible for any such fees or commissions. The Company further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 12.14 being untrue.

12.15     Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other. Unless the context otherwise requires, (i) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (ii) the words “hereof,” “herein” and words to similar effect refer to this Agreement in its entirety, and (iii) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

12.16     Agency. Each Purchaser has pursuant to an Agency Agreement designated and appointed the Agent as the administrative and collateral agent of such Purchaser under this Agreement and the Related Agreements.

12.17     Termination.     In the event that the closing of the Initial Offering shall not have occurred on or before April 30, 2015 due to the Company’s failure to satisfy the conditions set forth in Sections 1.1 and 11.1 above (and the Agent’s failure to waive such unsatisfied condition(s)), the Agent shall have the option to terminate this Agreement at the close of business on such date without liability to the Company or any other party; provided, however, that if this Agreement is terminated pursuant to this Section 12.17, the Company shall remain obligated to pay the Agent’s and the Purchasers’ expenses as provided in Section 2.

12.18     Costs and Expenses.     The Company agrees to pay on demand, all costs and expenses of every kind incurred by any Purchaser or the Agent: (a) in enforcing this Agreement or any of the Related Agreements, (b) in collecting any of the Liabilities from the Company or any Guarantor, (c) in realizing upon or protecting or preserving any Collateral, and (d) in connection with any amendment of, modification to, waiver or forbearance granted under, or enforcement or administration of this Agreement or any of the Related Agreements or for any other purpose in connection with this Agreement or any of the Related Agreements, in each case, to the extent Purchaser or the Agent may take such action pursuant to the terms and conditions of this Agreement or any of the Related Agreements.  “Costs and expenses” as used in the preceding sentence shall include reasonable attorneys’ fees incurred by any Purchaser or the Agent in retaining legal counsel for advice, suit, appeal, any insolvency or other proceedings under the U.S. Bankruptcy Code or otherwise, or for any purpose specified in the preceding sentence.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this NOTE PURCAHSE AGREEMENT to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

COMPANY:

GREEN HUNTER RESOURCES, INC.,

By:
Name:
Title: Authorized Signatory

Address for Notices:
1048 Texan Trail
Grapevine, Texas 76051
Attn: Morgan F. Johnston
Facsimile: (972) 410-1066
mjohnston@greenhunterresources.com

*** Signature pages continued on next page ***

AGENT:

BAM ADMINISTRATIVE SERVICES LLC,
as Agent

By:
Name: David Levy
Title: Authorized Signatory

Address for Notices:
1370 Avenue of the Americas
32nd Floor
New York, New York 10019
Attn: Daniel Saks
Facsimile: (212) 260-5051
Email: dsaks@bassetmanager.com

With a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661-3693

Attn: Mark D. Wood, Esq.

Facsimile: (312) 902-1061

Email: mark.wood@kattenlaw.com

*** Signature pages continued on next page ***

PURCHASERS:

By:		By:
	Name:		Name:
	Title:		Title:

Address for Notices:		Address for Notices:

	Attn:		Attn:
	Facsimile:		Facsimile:
	Email:		Email:

By:
Name:
Title:

Address for Notices:

Attn:
Facsimile:
Email: